Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, 333-55438 and 333-203616 on Form S-8 of CoBiz Financial Inc. and Subsidiaries of our report dated February 21, 2017 relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California

February 21, 2017